SECURITIES AND EXCHANGE COMMISSION

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FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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VOICESERVE, INC.
(Exact Name of Small Business Issuer in its Charter)

DELAWARE		________
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

Cavendish House
369 Burnt Oak Broadway
Edgware, Middlesex HA8 5AW
Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Cavendish House
369 Burnt Oak Broadway
Edgware, Middlesex HA8 5AW
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price per share	Amount of Registration fee

Common Stock, par value $0.001	3,965,875	$.35	$1,388,056	$42.61

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.35 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 4,  2007

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

VOICESERVE, INC.
3,965,875  SHARES OF COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange and have no voting rights. The 3,965,875 shares of our common stock can be sold by selling security holders at a fixed price of $.35 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFIORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  May 4, 2007

ABOUT OUR COMPANY

Voiceserve, Inc. (formerly known as 4306, Inc.) was incorporated on December 9, 2005, under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Prior to February 20, 2007, we had been in the developmental stage since inception and had no operations to date other than issuing shares to our original shareholder.

On February 20, 2007, pursuant to a Stock Purchase Agreement and Share Exchange between Voiceserve Limited, a United Kingdom corporation, and us (the "Agreement"), we obtained all of the issued and outstanding shares of Voiceserve Limited. Pursuant to the Agreement, Voiceserve Limited became our wholly owned subsidiary. Now through Voiceserve Limited, we are a development stage company. Pursuant to this Agreement, we changed our name to Voiceserve, Inc.

We are located in London, England and we develop easy-to-use features for callers to communicate in more ways, more affordably and with better sound quality than ever before. Our software allows us to offer global consumers, superior-quality voice calls over the Internet and from mobile phones. Superior sound quality, nearly limitless growth capability and low barriers to entry, are positive features of our business model. To benefit from our calls, users need simply to purchase any of our products ranging from the SIM to the USB handset. We are cross-compatible for a wide range of different computer platforms and devices including Windows, and Pocket PC and most Mobile phones. Our users enjoy unlimited mobility and can log in to their own account and access their contact list from any laptop, PocketPC or PDA worldwide.

Our objective is to market the products and service and to offer it worldwide under the “Voiceserve” brand name.

We expect to derive our revenue from the sale of our products and services.  Voicesim’s GSM SIM card, our main product, allows for telephone communication via Voiceserve’s switches housed in the UK. Consumers will purchase the SIM Card, which is compatible with most mobile phones on the open market across the globe. When the phone is purchased, the client simply had to ensure that the seller has made the unit accessible to all sim cards, and not exclusively the sim supplied by his local supplier. Voiceserve’s sim provides savings for both incoming and outgoing calls while roaming in most countries. Variations of these services will compete in the Retail, Small-Medium Enterprise, and Large Enterprise, markets.

We presently maintain our principal offices at Cavendish House, 369 Burnt Oak Broadway Edgware, Middlesex HA8 5AW. Our telephone number is 44 208 136 6000.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.35 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (December 9, 2005) through December 31, 2006 and 2005 are derived from our audited financial statements.

	From Inception- December 9, 2005 through December 31, 2006	From Inception- December 9, 2005 through December 31, 2005
STATEMENT OF OPERATIONS

Revenues	$-	-
Net Loss	$(.02)	(.00)
Total Operating Expenses	$1,725	400
Accumulated Deficit	$1,725	1,725

	As December 31, 2006	As December 31, 2005
BALANCE SHEET DATA

Cash	$-	-
Total Assets	$-	-
Total Liabilities	$1,075	300
Stockholders’ Equity (deficiency)	$(1,075)	300

WHERE YOU CAN FIND US

We presently maintain our principal offices at Cavendish House, 369 Burnt Oak Broadway Edgware, Middlesex HA8 5AW. Our telephone number is 44 208 136 6000.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Delaware in 2005. We have no significant assets, financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate.

Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations and acquire the operating entities as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF ALEXANDER ELLINSON, MICHAEL BIBELMAN, ARON SANDLER, AND MIKE OTTIE, OUR EXECUTIVE OFFICERS AND DIRECTORS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Alexander Ellinson, Michael Bibelman, Aron Sandler, and Mike Ottie, our executive officers and directors. The loss of services of any of the management staff could have a material adverse effect on our business, financial condition or results of operation.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $.35 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in March 2007 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.

The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS
The 3,965,875 shares being offered for resale by the selling stockholders consist of the 2,653,425 shares of our common stock held by 25 shareholders of our common stock which sold in our Regulation D Rule 506 offering completed March 30, 2007, 300,000 shares valued at $0.35 per share which were issued in February 2007 to Ludlow Capital for consulting services,and a total of 1,012,450 shares held by 9 shareholders who received shares pursuant to the Stock Purchase Agreement and Share Exchange with Voiceserve, Ltd. February 20, 2007. Please note that in addition to receiving 1,125,000 shares pursuant to the Stock Purchase Agreement and Share Exchange with Voiceserve, Ltd. February 20, 2007, Ansgar Felbar also received 374,000 shares for business services rendered at $0.35 per share from the Company.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 4, 2007 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Yonah Reich	142,857	142,857	0	0
MBH Investments (1)	285,714	285,714	0	0
Seaford Funding Ltd. (2)	428,572	428,572	0	0
Jenny Baum	85,714	85,714	0	0
Sylvain Baum	85,714	85,714	0	0
Michelle Seligmann	85,714	85,714	0	0
Michael De Vries	85,714	85,714	0	0
Moscheh Mreese	50,000	50,000	0	0
Mordechai Halpern	142,857	142,857	0	0
Patrick Juchli	230,000	230,000	0	0
Evelyn Stefansky	85,714	85,714	0	0
Pinchas Stefansky	85,714	85,714	0	0
Bernard Oppenheim	100,000	100,000	0	0
Jacob Halpern	142,857	142,857	0	0
Judith De Vries	85,714	85,714	0	0
Rivkah De Vries	85,714	85,714	0	0
Leah De Vries	85,714	85,714	0	0
Elchonon Lipshitz	85,714	85,714	0	0
Ellis AG (3)	100,000	100,000	0	0

Shoshana Sandler	112,000	112,000	0	0
Manuela Mreese	50,000	50,000	0	0
Ari Rothbard	2,857	2,857	0	0
Zvi Salomon	2,857	2,857	0	0
Ari Itzinger	2,857	2,857	0	0
Ettel Salomon	2,857	2,857	0	0
Ludlow Capital (4)	300,000	300,000	0	0
Aron Sandler	5,000,000	250,000	4,750,000	20.36%
Alexander Ellinson	3,375,000	168,750	3,206,250	13.74%
Michael Bibelman	3,375,000	168,750	3,206,250	13.74%
Mike Ottie	4,500,000	225,000	4,275,000	18.32%
Andrew Millet	150,000	7,500	142,500	0.61%
Pinchas Stefansky	225,000	11,250	213,750	0.92%
Ansgar Felbar	1,499,000	68,700	1,305,300	5.65%
Daphne Arnstein	1,125,000	56,250	1,068,750	4.60%
Rachel Weisbart	1,125,000	56,250	1,068,750	4.60%

(1) J.Adler is the principal of MBH Investments and has investment control of it shares of our common stock.
(2) M. Rothbart is the principal of Seaford Funding Limited and has investment control of it shares of our common stock.
(3) G. Dreyfuss is the principal of Ellis AG and has investment control of its shares of our common stock.

(4) Gerry Salazar is the principal of Ludlow Capital, Inc. and has investment control of its shares of our common stock.

To our knowledge, with the exception of Aron Sandler, Alexander Ellinson, Michael Bibelman, and Mike Ottie, and as set for the below, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	Are broker-dealers or affiliated with broker-dealers.

Rachel Weisbart is the wife of Michael Bibelman, an officer and director of the Company, and Daphne Arnstein is the wife of Alexander Ellinson, an officer and director of the Company.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.35 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $.35 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
o	through direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both(which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,000.

Notwithstanding anything set forth herein, no NASD member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective age’s as of May 4, 2007 are as follows:

Aron Sandler	37	Chief Financial Officer and Director
Michael Bibelman	37	Chief Executive Officer and Director
Alexander Ellinson	42	Chairman of the Board of Directors & President
Mike Ottie	39	Chief Operational Officer and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

MR. ARON SANDLER, CHIEF FINANCIAL OFFICER AND DIRECTOR. Joined Voiceserve Limited in September 2005, investing funds to complete its development of its VOIP products. Mr. Sandler a well known entrepreneur from the North East of England amassed his wealth having developed a very large real estate portfolio in the United Kingdom. His experience in real estate encompasses the development of both residential and commercial properties.  Following Voiceserve Limited's successful launch of its complete range of products Mr. Sandler has taken an active role in the Company.

MR. MICHAEL BIBELMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR.. Co-founder of Voiceserve Limited has been involved in telecommunications since 1994. Having completed his studies in the summer of 1994, Mr. Bibelman acquired his marketing telecommunication skills after becoming an independent reseller for the former stock quoted company Viatel Inc. Mr. Bibelman achieved contracts with major Belgium and United Kingdom calling card distributors. In 1996 he joined Ambro International bringing his amassed calling card experience from Viatel and introduced the United Kingdom and Scotland telecommunications market with the famous “Big Talk” calling card.  In March 2002 Mr. Bibelman co-founded Voiceserve Limited with the goal of developing VOIP technology and offering a complete solution to end users.

MR. ALEXANDER ELLINSON, CHAIRMAN OF THE BOARD OF DIRECTORS & PRESIDENT. Co- founder of Voiceserve Limited has been involved in telecommunications since 1994. Having completed his studies in the summer of 1989, Mr. Ellinson became the senior Manager at Le Galerie Versailles Antique Auctioneers in Belgium. Mr. Ellinson's corporate telecommunication experience was gained after he became an Independent Marketing agent for the former stock quoted company Viatel Inc. He achieved major contracts with blue chip companies in both Holland and Germany. In 1996 Mr. Ellinson relocated from Europe to the United Kingdom where he became involved with the corporate infrastructure of Ambro International. In March 2002 Mr. Ellinson co-founded Voiceserve Limited with the goal of developing VOIP technology and offering a complete solution to end users.

MR. MIKE OTTIE, CHIEF OPERATIONAL OFFICER AND DIRECTOR. Co-founding director of Voiceserve Limited has been involved in the telecommunications since August 1997. Having completed an accounting degree in July 1992, Mr. Ottie proceeded to acquire knowledge in computer and electronic systems. In August 1997 Mr. Ottie was appointed senior computer and switching engineer for Econophone UK. During September 2000 he became Chief Switching and Billing Manager for Ambro International, a United Kingdom telecom company which offered reduced rates to business and residential users. In March 2002 Mr. Ottie became the co-founder of Voiceserve Limited, with the goal of developing VOIP technology and offering a complete solution to end users.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning stock ownership of all persons known by us as of May 4, 2007 to own beneficially five percent or more of the outstanding Common Stock, each director and certain executive officers and directors as a group, and as adjusted to reflect the sale of the total amount of Shares offered hereby.

Name and Address	Number of Common Shares Beneficially Owned(2)	Percent of Class
Aron Sandler (1)	5,000,000	21.43%
Alexander Ellinson (1)(3)	3,375,000	14.47%
Michael Bibelman (1)(4)	3,375,000	14.47%
Mike Ottie (1)	4,500,000	19.29%
Daphne Arnstein (3)	1,125,000	4.82%
Rachel Weisbart (4)	1,125,000	4.82%
Ansgar Felbar	1,499,000	6.42%
All directors and executive officers as a group (4 in number)	16,250,000	69.66%

(1)	The person listed is an officer and/or director of the Company.
(2)	Based on 23,327,425 shares of common stock issued and outstanding as of May 4, 2007.
(3)	Daphne Arnstein is the wife of Alexander Ellinson, and therefore Alexander Ellinson is deemed to own Daphne Arnstein’s 1,125,000 shares in addition to his 3,375,000 shares.
(4)	Rachel Weisbart is the wife of Michael Bibelman, and therefore Michael Bibelman is deemed to own Rachel Weisbart’s 1,125,000 shares in addition to his 3,375,000 shares.

DESCRIPTION OF SECURITIES

General

Our original articles of incorporation authorized 100,000,000 shares of common stock at a par value of $0.001 per share and 100,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of May 4, 2007 23,327,425 shares of common stock are issued and outstanding and held by 35 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 100,000,000 shares of preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Michael T. Studer P.C. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on December 9, 2005 in the State of Delaware and 100,000 shares were issued to Michael Raleigh. On February 20, 2007, pursuant to a Stock Purchase Agreement and Share Exchange between Voiceserve, Limited, a United Kingdom corporation, and us (the "Agreement"), we obtained all of the issued and outstanding shares of Voiceserve Limited for 20,000,000 shares issued to the Voiceserve Limited shareholders. Pursuant to the Agreement, Voiceserve Limited became our wholly owned subsidiary and we changed our name to Voiceserve, Inc.

DESCRIPTION OF BUSINESS

General

Voiceserve, Inc. (formerly known as 4306, Inc.) was incorporated on December 9, 2005, under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Prior to February 20, 2007, we had been in the developmental stage since inception and had no operations to date other than issuing shares to our original shareholder.

On February 20, 2007, pursuant to a Stock Purchase Agreement and Share Exchange between Voiceserve, Limited, a United Kingdom corporation, and us (the "Agreement"), we obtained all of the issued and outstanding shares of Voiceserve Limited. Pursuant to the Agreement, Voiceserve Limited became our wholly owned subsidiary. Now through Voiceserve Limited, we are a development stage company.

Voiceserve Limited was founded in March 2002 by Michael Bibelman, Alexander Ellinson and Mike Ottie. The founders have over 15 years of experience in the telecommunications industry. They worked as independent resellers of calling cards creating markets in Europe and third world countries transmitting the calls via universal 0800 numbers. Instead of using the local telecom provider, the client by dialing an 0800 number would have his call re-routed through their exchange. Their career began in 1991 when the founders of Econophone Inc. (“Econophone”) came to Europe looking for agents to market international “call-back” and calling cards. Econophone had developed a “call-back” and alternative direct service. By being independent agents our founders discovered a huge potential in the market for pre-paid calling cards that did not need to be physically put into the slot of a pay phone. The pre-paid card had an access number accompanied with a pin number. Our founders helped Econophone develop and enhance this feature. Moreover, our founders were one of the first groups in the industry to market such a product in Europe. Our founders introduced amongst the many famous European distributors to market such a product, the Audax Group (“Audax”) based in Holland with an annual turnover in excess of 850 million Euros. Through the Audax distribution channels, cards were marketed throughout the Benelux. Our founders were also instrumental in aiding Econophone LLC in its transformation from a privately held company to one listed on the New York Stock Exchange, known thereafter as Viatel.

Once Viatel was listed on the New York Stock Exchange our founders independently set up their own ISDN and VOIP platforms with the intention of developing and bringing the world of telecoms into its next stage-a complete solution in one.

Voiceserve Products

•
Mobile Global Roaming SIM Solution- This is sim card one inserts into ones mobile phone according to the instructions associated with the purchase of the mobile phone. Once the phone is switched on it finds the closest clearest network and the call is routed via the Voiceserve network. It is referred to as a roaming SIM, since advantages are for those travelers who spend frequent time in different areas with multiple network providers. Should an end user for example take the mobile phone he bought in the UK with a UK mobile provider to France, on receiving or making calls in France he will have very expensive charges. These charges are because his usual UK mobile phone provider has to channel the call via the foreign French local Mobile provider where the the phone is currently situated. With the Voiceserve SIM the call is channeled through Voiceserve’s Network directly, thus bringing major savings to the end-user.

•
Call Shop fully integrated software- In Europe and Africa there are many shops that enable passer by’s to enter and make phone calls. Voiceserve has “Call Shop Integrated Software” which enables such a facility. The shop has cabins, each cabin is equipped with a telephone. The cabins are numbered and give the client privacy. Once the client has completed the call, the Shop owner ha son his computer software which creates an immediate itemized bill enabling him to charge the client for his call.

•
VOIP Solution - For Private/Business Users- Voiceserve has a “special” phone that can be downloaded onto ones computer. Sound is passed either through the speakers of the computer or through a telephone connected to the USB port of the computer. When the computer owner connects to the Internet using the phone installed on the computer he can make calls Internationally & Nationally. Not only does this give tremendous convenience to the traveler it also gives the end user tremendous discounts compared to the local provider.

•
Reseller Program - In order to enhance sales Voiceserve has created a special program allowing room for resellers. These are people who want to earn commission by selling Voiceserve’s products. They can program their own rates, and control their clients as far as credit is concerned.

•
SMS Call Back-This is a special feature for travelers who want to maintain their local sim (the phone they got locally). In order to save on International calls, Voiceserve has a special feature whereby they can send an SMS with the number they wish to dial and Voiceserve will connect the call. Voiceserve switch calls them back to their SIM, and simultaneously dials the number they wish to reach.

•
Wholesale Termination-Voiceserve has its own telecom equipment and is interconnected to many foreign phone operators. Voiceserve thus has access to many interesting rates. Many other telecom companies who are not interconnected to the same telephone operators sometimes request of Voiceserve certain routes at competitive prices. Should Voiceserve be able to make profit on such routes, it will interconnect as well with the requesting party and sell the demanded route at a profit.

Mobile Global Roaming SIM Solutions

Roaming is defined as the ability for a cellular customer to automatically make and receive voice calls, send and receive data, or access other services when traveling outside the geographical coverage area of the home network, by means of using a visited network. Roaming is technically supported by mobility management, authentication and billing procedures. Establishing roaming between network operators is based on -and the commercial terms are contained in - roaming agreements. If the visited network is in the same country as the home network, this is known as “National Roaming.” If the visited network is outside the home country, this is known as international roaming

In this regard, our GSM SIM card services slashes roaming costs, provides massive savings for both incoming and outgoing calls while roaming in most countries and a wealth of features not offered by the traditional mobile operators. Variations of these services will compete in the retail, small-medium enterprise, and large enterprise, markets.

Main features of VOICESIM
●Receive calls in most of Europe for minimal cost.
●One SIM card works in over 120 countries.
●Make and receive calls from all over the world.
●Have a local UK Geographic number associated with the SIM.
●At the touch of a button check the balance of your account.
●Add airtime minutes whenever you wish.

Receiving Calls: The SIM holders acquaintances call from their country of origin a National Local number allocated by Voiceserve. That number is mapped to the SIM. The call goes through a central Mobile Data Processing Centre refered to from here on as MDPC. This centre identifies the Sims location. The MCPC sends the call to Voiceserve’s Network which in turn forwards the call to the sim irrespective of its Global Location. The cost of the call is a one time 11cent charge payable to the MDPC plus the charge of a call from the UK to the sims location. The client will have the incoming charges deducted from his credits. This is like the American system. The charges are far lower than any roaming charges. The reseller and distributor decide the incoming charges and can make profits on that leg as well.

Outbound Calls: The outbound call is carried out in a similar manner. Should the client wish to make a call as for example from Pakistan to the United Kingdom, the costs will be as follows, 11cents to the MDPC, leg A of the call, namely, carrying the call from Pakistan to the United Kingdom and thereafter Leg B which is the cost of the termination in the United Kingdom. Once again the distributor or reseller decide these rates. The inbound charges to the SIM are free from over 100 destinations.

Call Shop Solution

The Call Shop module consists of software that works with the Windows operating system, and is installed in the Call Shop. After launching this application and logging into our Network (password and login are required) it allows controlling, in the real time, the calls made by clients. Clients can make phone calls either from the following telephone platforms: IP Phones, SOHO gateways, or PC2phone clients.

The software gives real time information on connection status, the telephone number, time of the connection and its cost. After having finished the call (or several calls) the information on the amount that the client has to pay is displayed. In addition, the software gives information on the history of connections, compilation of sales figures for a particular client or for the particular amount of time. A very significant feature of the software is its transparent way of presenting data on the calls performed. Each of the terminals (e.g. IP Phone) is presented in a graphic form of a square, in which its current status and other useful information are displayed.

The VOIP Phone

Phone Features
o	Built-in 64M bytes memory drive, memory can be updated to 128M bytes
o	Auto run function under windows 2000 sp4 and XP
o	Embedded in Soft phone with account information
o	Soft phone and account information can be stored to be readable for end user
o	Un-plug & close automatically without affecting PC system operation
o	With LCD, keypad and ringer, easy to use like mobile phone
o	Phone rings for all incoming calls, ring style and volume selectable
o	Caller ID, echo cancellation, full duplex communication
o	PC-to-PC, PC-to-phone, Phone-to-Phone operation

Advantages to end user:
o	Calls between subscribers are free.
o	Accessible from any computer hooked up to the Internet..
Accessible even from strong signal areas, also known as “hot spots”,
o	Accessible from any Internet café,
o	Convenient for both business and residential users,
o	Each phone has its own independent incoming number, making the user available from any Internet connection worldwide,
o	Most competitive outbound rates on the market,
o	Completely plug and play

Reseller program

Resellers can create clients accounts and tariffs. Cost of the call, for the reseller, is calculated based on the base tariff assigned to the reseller. This tariff is assigned by the higher level reseller or our system.

In the case that there is a zero or negative amount on any level reseller’s call limits, the call will not be able to be executed by the client. Thus it is crucial for each level reseller to check calls limits amount regularly.

There are also certain limitations for each reseller as to the number of clients they can generate. It is a security solution that allows control over the number of clients generated by the Reseller. It may happen that inexperienced reseller would generate several thousands clients and assign certain amount of money for each. This situation would result in the huge number of records in the database what in turn will slow down the system. Also, very often, majority of such “petty” clients are only created in the system while they do not make any calls. To prevent a situation described above security measure, client limit, has been introduced. It limits the amount of money on all of the clients’ accounts generated by the reseller. If, for example, client limit is set for 100,000, the reseller will be able to, for example, generate 100 clients with 1000 for each client.

Reseller has the option of creating his own tariffs and then uses them while creating clients accounts or lower level resellers. In majority of cases a created tariff should be higher then the base one. The difference between the base tariff and the reseller’s tariff constitute the reseller’s profit. Our system does not automatically prevent the possibility of establishing reseller’s rate on the lower level then the base tariff. It is possible that the reseller will “lose” on one of the prefixes but gain much more on the other. While checking the tariffs the “verify” button can be used to check the prefixes’ rates. The system will display only those that have the rates lower that the base ones. If the lower rate was set, accidentally it can be fixed at this point.

Reseller’s have the option of checking the calls made by his clients and the profit he makes. The more detailed report, concentrating on the particular user’s calls is displayed after clicking on the chosen type of clients. In this setup data can be filtered based on the particular login or the password we want to check the date on. All the other grouping and filtering options are similar with those of the general reports.

SMS Call Back

SMS callback service enables initiating connection between two telephone numbers by sending a text message from the user’s cell phone. SMS, sent to the access number, is transferred to the callback module, which, after having analyzed the instruction, contacts Voiceserve with the task of connecting the given telephone numbers. The number leased from SMS carrier or the cell phone with the SMS forwarder application installed can be used as the access number for the SMS callback service. In the first case, SMS carrier accepts all the incoming SMS and forwards them to the chosen URL address, using HTTP POST method.

SMS callback module receives the message with the information on the telephone number the message originated from and then, after having analyzed the command, initiates the appropriate operations.

Wholesale Termination

We allow managing inbound and outbound traffic in the wholesale operations. In this scenario, we are a central point in the network architecture that accepts connecting calls coming from wholesaler’s gateways and gatekeepers. It authorizes them and sends the calls further to other gateways or gatekeepers that terminate the calls. We keep the account of connection charges and controls clients’ accounts of prepaid or credit type. Information on all the connections is saved in a SQL database.

We expect to derive our revenue from the sale of Voiceserve products and services.  Voicesim’s GSM SIM card, our main product, allows for telephone communication via the Internet. Consumers will purchase the SIM Card, which is compatible with most computer platforms and devised. This provides massive savings for both incoming & outgoing calls while roaming in most countries, and a wealth of features not offered by traditional mobile operators. Variations of these services will compete in the Retail, Small-Medium Enterprise, and Large Enterprise, markets.

MANAGEMENT DISCUSSION AND ANALYSIS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview

We were founded December 9, 2005 by Michael Raleigh. On February 20, 2007, pursuant to a share exchange agreement, Voiceserve Limited, a United Kingdom Corporation founded in 2002, became our wholly owned subsidiary. Voiceserve Limited is a global internet communications company that makes it possible for anyone with an internet connection to make free high quality voice calls over the internet. Following the merger, we adopted Voiceserve Limited’s business plan, and will be conducting business as a global internet communications company. We have changed our name to Voiceserve, Inc., to better reflect our new business plan.

Voiceserve Limited was founded in March 2002 by Michael Bibelman, Alexander Ellinson and Mike Ottie. The founders have over 15 years of experience in the telecommunications industry. They worked as independent resellers of calling cards creating markets in Europe and third world countries transmitting the calls via universal 0800 numbers. Their career began in 1991 when the founders of Econophone Inc. (“Econophone”) came to Europe looking for agents to market international “call-back” and calling cards. Econophone had developed a “call-back” and alternative direct service. By being independent agents our founders discovered a huge potential in the market for pre-paid calling cards that did not need to be physically put into the slot of a pay phone. The pre-paid card had an access number accompanied with a pin number. Our founders helped Econophone develop and enhance this feature. Moreover, our founders were one of the first groups in the industry to market such a product in Europe. Our founders introduced amongst the many famous European distributors to market such a product, the Audax Group (“Audax”) based in Holland with an annual turnover in excess of 850 million Euros. Through the Audax distribution channels, cards were marketed throughout the Benelux. Our founders were also instrumental in aiding Econophone LLC in its transformation from a privately held company to one listed on the New York Stock Exchange, known thereafter as Viatel. Once Viatel was listed on the New York Stock Exchange our founders independently set up their own ISDN and VOIP platforms with the intention of developing and bringing the world of telecoms into its next stage-a complete solution in one.

Plan of Operation

During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

•	In the second quarter of 2007 we anticipate a boost in sales through all our products. Revenues for the projected year should reach approximately $3million.

We will prepare and execute a marketing plan to increase our member base. We anticipate that in the second quarter of 2007, a comprehensive marketing plan will be developed. We expect to spend approximately $25,000 on marketing monthly focusing primarily on the Voicesim product, adding our other features as a bonus.

In order to further increase our member base, we plan to offer online contests that encourage members to invite their friends to join the site.

•	In the third quarter of 2007 we expect to open satellite field offices in the middle east and Africa, thus increasing the customer base
•
By early 2008 we hope to hire our programmers on a dedicated basis in order to execute our plans for further enhance IPTV which is the future in technology. We anticipate paying either an annual salary or hourly fee to dedicated programmers depending upon the workload required. We expect that we will require a minimum of $150,000 for programmers in 2008 to optimally implement our plans.

•	It is Voiceserve’s aim to amass a large subscription base thus increasing revenues and hence profitibilty.

We also plan on establishing satellite offices in Belgium, Holland, Israel, South Africa, Switzerland and USA. Each of these locations will have a local customer service number which will be forwarded to Voiceserve’s call centre. A call centre has been set up in Newcastle in the UK. In each of the Satellite offices there will be a manager who will control the local agents. The primary product being marketed is the Voiceserve SIM to be marketed to the traveler. Pilot schemes have indicated that the demand for such a sim is tremendous globally. We anticipate steady revenues from the sale of the SIM and its constant usage.

Results of Operations for the Twelve Months Ended December 31, 2006 Compared to the Twelve Months Ended December 31, 2005

We had revenue of $0 for the twelve months ended December 31, 2006 and for the period from inception December 9 until December 31, 2005. Expenses for the twelve months ended December 31, 2006 increased to $1,725 from $400 for the period from inception December 9 until December 31, 2005, representing an increase of $1,325. The increase is attributable to an increase in general and administrative expenses.

Liquidity and Capital Resources

As of December 31, 2006 we had $0 in cash. A substantial amount of cash will be required in order to commence operations over the next twelve months. Based upon our current cash we will not be able to meet our current expenses and will need additional capital. We intend to seek advice from investment professionals on how to obtain additional capital and believe that by being a public entity we will be more attractive to sources of capital. In addition, we will need to raise additional capital to continue our operations past 12 months, and there is no assurance we will be successful in raising the needed capital. Currently we have no material commitments for capital expenditures. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern

Critical Accounting Pronouncements

Our significant accounting policies are summarized in Note 2 of our financial statements.

We have adopted the following accounting standards. While all of these significant accounting policies impact our financial condition, our views of these policies are critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would have materially affected our results of operations, financial position or liquidity for the periods presented in this report.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DESCRIPTION OF PROPERTY

We presently maintain our principal offices at Cavendish House, 369 Burnt Oak Broadway Edgware, Middlesex HA8 5AW. Our telephone number is 44 208 136 6000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 20, 2007, pursuant to a Stock Purchase Agreement and Share Exchange between Voiceserve, Limited, a United Kingdom corporation, and us (the "Agreement"), we obtained all of the issued and outstanding shares of Voiceserve Limited for 20,000,000 shares issued to the Voiceserve Limited shareholders. The 20,000,000 shares of common stock were issued to in the following manner:

Aron Sandler	5,000,000
Alexander Ellison	3,375,000
Michael Bibelman	3,375,000
Mike Ottie	4,500,000
Andrew Millet	150,000
Pinchas Stefansky	225,000
Ansgar Felbar	1,125,000
Daphne Arnstein	1,125,000
Rachel Weisbart	1,125,000

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is no trading market for our Common Stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Holders

There are thirty-five holders of our Common Stock. The issued and outstanding shares of our Common Stock were issued in accordance with the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Equity Compensation Plan Information

The following table sets forth certain information as of May 4, 2007, with respect to compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
	_________________	_________________	_________________
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation	None
Plans approved by
Security holders

Equity compensation	None
Plans not approved
By security holders
Total

EXECUTIVE COMPENSATION

Summary Compensation Table

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2006 and 2005 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning annual and long-term compensation of our new subsidiary, Voiceserve Limited, for their fiscal year ended March 31, 2006, for their executive officers.

		Annual Compensation
Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Aron Sandler, Chief Financial Officer	2006	0	0	0	0	0	0	0	0
Michael Bibelman, Chief Executive Officer	2006	0	0	0	0	0	0	14,865(1)	14,865
Alexander Ellinson, Chairman of the Board & President	2006	0	0	0	0	0	0	51,046(1)	51,046
Mike Ottie, Chief Operational Officer	2006	0	0	0	0	0	0	43,291(1)	43,291
(1) Each of these individuals were paid consulting fees for services rendered to Voiceserve Limited.

Employment Agreements

We do not have any employment agreements in place with officers and/or directors.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

VOICESERVE INC.
Index to Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-1 - F-2

Financial Statements:

Balance Sheets as of December 31, 2006	F-3

Statements of Operations for the year ended December 31,
2006 and for the period December 9, 2005 (date of inception)
to December 31, 2005	F-4

Statements of Changes in Stockholder’s Equity
for the period December 9, 2005 (date of inception)
to December 31, 2006	F-5

Statements of Cash Flows for the year ended December 31,
2006 and for the period December 9, 2005 (date of inception)
to December 31, 2005	F-6

Notes to Consolidated Financial Statements	F-7

7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
VoiceServe, Inc.

I have audited the accompanying balance sheet of VoiceServe, Inc. (the Company) as of December 31, 2006 and the related statements of operations, changes in stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit. The financial statements of VoiceServe, Inc. (formerly 4306, Inc.) as of December 31, 2005 were audited by other auditors whose report dated January 2, 2006 expressed an unqualified opinion on those statements.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VoiceServe, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.

Freeport, New York
March 28, 2007 (except as to Note 4, which is as of May 4, 2007)

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
4306, Inc.

We have audited the accompanying balance sheet of 4306, Inc. (a development stage company), as of December 31, 2005, and the related statement of operations, equity and cash flows from inception (December 9, 2005) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 4306, Inc., as of December 31, 2005, and the results of its operations and its cash flows from inception (December 9, 2005) through December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Gately & Associates, LLC
Altamonte Springs, FL
January 2, 2006

VOICESERVE, INC.
Balance Sheets

	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$-	$-

Total current assets	-	-

Other assets	-	-

Total assets	$-	$-

Liabilities and Stockholder's Equity (Deficiency)

Current liabilities:
Accounts payable and accrued expenses	$1,075	$300

Total current liabilities	1,075	300

Other liabilities	-	-

Total liabilities	1,075	300

Stockholder's equity (deficiency):
Preferred stock, $.001 par value; 10,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares
authorized, 100,000 shares issued and outstanding	100	100
Additional paid-in capital	950	-
Deficit	(2,125)	(400)

Total stockholder's equity (deficiency)	(1,075)	(300)

Total liabilities and stockholder's equity (deficiency)	$-	$-

See notes to consolidated financial statements.

VOICESERVE, INC.
Statements of Operations

		Period December 9,
	Year Ended	2005 (Inception) to
	December 31, 2006	December 31, 2005

Revenues	$-	$-

Expenses:
General and administrative	1,725	400

Total expenses	1,725	400

Net loss	$(1,725)	$(400)

Net loss per share, basic and diluted	$(.02)	$(.00)

Weighted average number of common
shares outstanding, basic and diluted	100,000	100,000

See notes to consolidated financial statements.

VOICESERVE, INC.
Statements of Changes in Stockholder's Equity
For the Period December 9, 2005 (Inception) to December 31, 2006

			Additional		Total
	Common Stock		Paid-In		Stockholder's
	Shares	Amount	Capital	Deficit	Equity (Deficiency)

Issuance of common stock for
incorporation services
in December 2005	100,000	$100	$-	$-	$100

Net loss for the period December
9, 2005 (inception) to December
31, 2005	-	-	-	(400)	(400)

Balances, December 31, 2005	100,000	100	-	(400)	(300)

Company expenses paid by
Company stockholder	-	-	950	-	950

Net loss for the year ended
December 31, 2006	-	-	-	(1,725)	(1,725)
-
Balances, December 31, 2006	100,000	$100	$950	$(2,125)	$(1,075)

See notes to consolidated financial statements.

VOICESERVE, INC.
Statements of Cash Flows

		Period December 9,
	Year Ended	2005 (Inception) to
	December 31, 2006	December 31, 2005

Cash flows from operating activities:
Net loss	$(1,725)	$(400)
Common stock issued for services	-	100
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	775	300

Net cash provided by (used in) operating activities	(950)	-

Cash flows from investing activities	-	-

Cash flows from financing activities:
Company expenses paid by Company stockholder	950	-

Net cash provided by (used in) financing activities	950	-

Net increase in cash	-	-

Cash and cash equivalents, beginning of period	-	-

Cash and cash equivalents, end of period	$-	$-

Supplemental disclosures of cash flow information:
Interest paid	$-	$-

Income taxes paid	$-	$-

VOICESERVE, INC.
Notes to Financial Statements
For the Period December 9, 2005 (Inception)
to December 31, 2006
NOTE 1 - ORGANIZATION

VoiceServe, Inc. (the “Company”) was incorporated in the State of Delaware on December 9, 2005 under the name 4306, Inc. From inception to February 20, 2007, the Company had no products or services and sought a business to merge with or acquire.

On February 20, 2007, the Company acquired all of the outstanding capital stock of VoiceServe Limited, a United Kingdom corporation incorporated on March 21, 2002 (“VoiceServe UK”), in exchange for the issuance of 20,000,000 shares of Company common stock to the VoiceServe UK shareholders (who cancelled the 100,000 shares of Company common stock owned by them prior to the transaction). The transaction will be accounted for as a “reverse acquisition” in future financial statements of the Company since the VoiceServe UK shareholders owned 100% of the Company’s common stock immediately following the transaction. VoiceServe UK sells telephone communications devices and offers customers through its software voice calls over the internet. According to unaudited financial statements provided the Company, VoiceServe UK had assets of $62,530, liabilities of $404,526, and a stockholders’ deficiency of $341,996 at December 31, 2006; total operating revenues and net loss for the nine months ended December 31, 2006 were $89,064 and $194,253, respectively.

On February 22, 2007, the Company changed its name to VoiceServe, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as of December 31, 2006, the Company had negative working capital and a stockholder’s deficiency of $1,075. Further, the acquisition of VoiceServe UK on February 20, 2007 has increased the negative working capital and stockholders’ deficiency. These factors create substantial doubt as to the Company’s ability to continue as a going concern. The Company plans to improve its financial condition by obtaining new financing either by a private placement or public offering of shares of its common stock. Also, the Company plans to offer new services and pursue certain acquisition prospects to attain profitable operations. However, there is no assurance that the Company will be successful in accomplishing these objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

VOICESERVE, INC.
Notes to Financial Statements
For the Period December 9, 2005 (Inception)
to December 31, 2006

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments - The Company’s financial instruments consist of accounts payable and accrued expenses, which approximate fair value because of their short maturity.

Income taxes - Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Net loss per common share - Basic and diluted net loss per common share has been calculated based upon the weighted average number of common shares outstanding. No common stock equivalents (such as stock options or convertible securities) were issued or were outstanding at December 31, 2006.

Concentration of credit risk - The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

NOTE 3 - INCOME TAXES

No provisions for income taxes have been recorded since the Company has incurred net losses since inception.

At December 31, 2006, deferred tax assets consist of:

Net operating loss carryforward	$723
Less valuation allowance	(723)

Net	$-

F-8

VOICESERVE, INC.
Notes to Financial Statements
For the Period December 9, 2005 (Inception)
to December 31, 2006

Based on management’s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $723 attributable to the future utilization of the $2,125 net operating loss carryforward as of December 31, 2006 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements at December 31, 2006. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforward expires $400 in 2025 and $1,725 in year 2026.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

NOTE 4 - SUBSEQUENT EVENTS

From February 2007 to April 2007, the Company sold a total of 2,653,425 shares of its common stock to 25 investors at a price of $.35 per share, or a total of $928,699. Of the total shares sold, 1,111,428 shares remain unpaid ($389,000) at May 4, 2007.

In February 2007, a total of 674,000 shares were issued for services and valued at $.35 per share or a total of $235,900. Of these shares, 300,000 were issued to a consultant for financial advisory services and 374,000 to an existing shareholder for business services.

VOICESERVE, INC.
3,965,875 SHARES OFCOMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The General Corporation Law of Delaware provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Delaware Corporate Law. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Delaware Corporate Law. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$42.61
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000
Legal fees and expense	$10,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$20,042.61

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated in the State of Delaware on December 9, 2005 as 4306, Inc. and 100,000 shares of common stock were issued to Michael Raleigh. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Raleigh had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction. On October 1, 2006 Voiceserve, Ltd. purchased the 100,000 shares from Michael Raleigh, the sole officer, director and shareholder of the Company, for an aggregate of $32,500 in cash.

On February 20, 2007, we entered into a share exchange agreement with Voiceserve Limited pursuant to which we acquired all of the outstanding capital stock of Voiceserve in exchange for the issuance of 20,000,000 shares of our common stock to the Voiceserve shareholders. In addition, as further consideration for the acquisition, Voiceserve Limited agreed to cancel its 100,000 shares of our outstanding common stock. The 20,000,000 shares of common stock were issued to in the following manner:

Aron Sandler	5,000,000
Alexander Ellison	3,375,000
Michael Bibelman	3,375,000
Mike Ottie	4,500,000
Andrew Millet	150,000
Pinchas Stefansky	225,000
Ansgar Felbar	1,125,000
Daphne Arnstein	1,125,000
Rachel Weisbart	1,125,000

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On February 20, 2007 we issued 300,000 shares to Ludlow Capital, Inc. for business management services valued at $0.35 per share to the Company. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, this shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March 2007, we completed a Regulation D Rule 506 offering in which we sold 2,653,425 shares of common stock to 25 investors, at a price per share of $.35 for an aggregate offering price of $928,699. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Yonah Reich	142,857
MBH Investments	285,714
Seaford Funding Ltd.	428,572
Jenny Baum	85,714
Sylvain Baum	85,714
Michelle Seligmann	85,714
Michael De Vries	85,714
Moscheh Mreese	50,000
Mordechai Halpern	142,857
Patrick Juchli	230,000
Evelyn Stefansky	85,714
Pinchas Stefansky	85,714
Bernard Oppenheim	100,000
Jacob Halpern	142,857
Judith De Vries	85,714
Rivkah De Vries	85,714
Leah De Vries	85,714
Elchonon Lipshitz	85,714
Ellis AG	100,000
Shoshana Sandler	112,000
Manuela Mreese	50,000
Ari Rothbard	2,857
Zvi Salomon	2,857
Ari Itzinger	2,857
Ettel Salomon	2,857

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in February 2006 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

In April 2007, we issued 374,000 shares to Ansgar Felbar for business services rendered at $0.35 per share to the Company. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, this shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION
3.1	Articles of Incorporation and Amendment
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
21	Subsidiaries
23.1	Consent of Michael T. Studer, CPA, P.C.
23.2	Consent of Counsel, as in Exhibit 5.1
23.3	Consent of Gately & Associates, LLC

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Edgware, Middlesex in the United Kingdom on May 4, 2007.

By:	/s/ Michael Bibelman
Michael Bibelman
Chief Executive Officer and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael Bibelman, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Michael Bibelman	Chief Executive Officer and Director
Michael Bibelman

By:	/s/ Aron Sandler	Chief Financial Officer and Director
Aron Sandler

By:	/s/ Michael Ottie	Chief Operational Officer and Director
Michael Ottie

By:	/s/ Alexander Ellinson	President and Director
Alexander Ellinson